Exhibit 10.1
FOURTH AMENDMENT TO 1992 EMPLOYEES’ STOCK PURCHASE PLAN
     Section 9.2 of the Plan, as previously amended, has been amended and restated (effective as of Board approval of the Amendment) to read in its entirety as follows:
     “9.2. Number of Shares. The maximum number of Option Shares shall be an amount equal to the amount of the Optionee’s Gross Compensation permitted to be withheld during the period running from the Grant Date to the Exercise Date, divided by the purchase price determined in accordance with Section 9.3, but in no event greater than 10,000 shares or such other number of shares as the Board may determine before the Grant Date with respect to an Option. The number of Option Shares shall further be limited by the amount of payroll deductions actually withheld as of the Exercise Date.”